EXHIBIT 10.15




                   AMENDMENT TO TALLEY INDUSTRIES, INC.
                              RETIREMENT PLAN
                             (DIRECTORS ONLY)




     By declaration effective April 1, 1981, Talley Industries, Inc. (The Company ) established a Retirement Plan (the Plan ) for members of its Board of Directors. The Plan was thereafter amended and restated in its entirety as of July 28, 1987. The purpose of this amendment is to permit eligibility by members of the Board of Directors who may otherwise be entitled to retirement benefits from the Company. Except as amended by this amendment the terms and conditions of the Plan shall continue in full force and effect.

     Section 3 of the Plan is hereby amended in its entirety to read as follows:

     3. Eligibility. A member of the Board of Directors shall be a Participant if such member (a) is at the Effective Date a member of the Board of Directors or is thereafter elected to the Board of Directors; (b) is not at the time of participation hereunder a full-time employee of the Company or any of its subsidiaries; and
     (c) has served as a Director of the Company for at least five (5) years (although such service need not be
     consecutive).   Service by a Director as a director of
     the former General Time Corporation merged into the Company on May 14, 1970, shall be deemed to be, and shall be counted as, service as a Director of the Company.


                              TALLEY INDUSTRIES, INC.

                              By:  William H. Mallender
                                  ----------------------------
                              Its:   Chairman of the Board




DATED: June 14, 1988